Exhibit (d)(2)(AA)(i)

May 1, 2013

Christopher Kurtz

Vice President, Finance

ING Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated July 20, 2012 (the “Agreement”), between ING Investments, LLC and ING Investment Management Co. LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Global Perspectives Portfolio (the “Portfolio”), a newly established series of ING Investors Trust, effective on May 1, 2013, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Portfolio to Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fee indicated for the Portfolio, is attached hereto. The remaining terms and conditions set forth in the Agreement will remain unchanged.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

By:	/s/ Todd Modic Todd Modic Senior Vice President ING Investments, LLC

ACCEPTED AND AGREED TO:

ING Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance, Duly Authorized

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)
ING Bond Portfolio (formerly, ING American Funds Bond Portfolio)

0.216% on the first $600 million of assets;

0.198% on the next $400 million of assets;

0.180% on the next $1 billion of assets;

0.171% on the next $1 billion of assets; and

0.162% on assets in excess of $3 billion

ING Global Perspectives Portfolio	Direct Investments[1] 0.135% on all assets Underlying Funds[2] 0.045% on all assets

[1]	“Direct Investments” shall mean assets which are not Underlying Funds.

[2]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on March 23, 2013.
2